UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 7, 2006
GTx, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50549	62-1715807
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
3 N. Dunlap Street
3rd Floor, Van Vleet Building
Memphis, Tennessee 38163
(901) 523-9700
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 Termination of a Material Definitive Agreement
     On December 7, 2006, GTx, Inc. (“GTx”) and Ortho Biotech Products, L.P., a subsidiary of Johnson & Johnson (“Ortho Biotech”), mutually agreed to terminate the Joint Collaboration and License Agreement, dated March 16, 2004, by and between GTx and Ortho Biotech (the “Collaboration Agreement”). Pursuant to the terms of the Collaboration Agreement, GTx and Ortho Biotech had agreed to jointly develop and commercialize andarine, a selective androgen receptor modulator (“SARM”), for indications related to men’s health and other licensed SARM compounds meeting specified criteria that Ortho Biotech may have ultimately chosen to develop instead of, or in addition to, andarine. Pursuant to the terms of the Collaboration Agreement, GTx received an up-front licensing fee and reimbursement of certain andarine development expenses totaling approximately $6.7 million, which was being amortized into revenue over five years. In the fourth quarter 2006, GTx expects to recognize collaboration revenue of approximately $3.3 million, which represents the unamortized balance of the up-front licensing fee paid by Ortho Biotech to GTx. Under the Collaboration Agreement, GTx was entitled to receive additional licensing fees and milestone payments prior to product launch of (1) up to an aggregate of $76.0 million for licensed products containing andarine or any replacement compound, and (2) up to $45.0 million for each licensed product containing any other compound developed under the Collaboration Agreement, upon achievement of specific clinical development milestones or receipt of regulatory approvals. Ortho Biotech was also obligated under the Collaboration Agreement to pay GTx up to double digit royalties on worldwide net sales of andarine and other licensed products, and an additional royalty in excess of 20% on all co-promoted net sales to urologists in the United States. As a result of the termination of the Collaboration Agreement, GTx does not expect to receive or record any portion of these additional licensing fees, milestone payments or royalties. Under the Collaboration Agreement, Ortho Biotech was responsible for the manufacture, packaging and supply of andarine for both clinical trials and commercialization.
     The above description of the Collaboration Agreement is a summary of certain of the material terms of the Collaboration Agreement and does not purport to be complete, and is qualified in its entirety by reference to the Collaboration Agreement, which was filed as Exhibit 10.24 to GTx’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 7, 2004.
ITEM 8.01 Other Events.
     On December 8, 2006, GTx, Inc. issued a press release announcing positive Phase II clinical trial results for ostarine, a SARM, and announcing that it has reacquired full rights to develop and commercialize andarine and all backup compounds previously licensed to Ortho Biotech under the Collaboration Agreement. A copy of the press release is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.
ITEM 9.01 Financial Statements and Exhibits.
     (d) Exhibits

Exhibit
Number	Description
99.1	Press Release issued by GTx, Inc. dated December 8, 2006

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTx, Inc.
Date: December 8, 2006	By:	/s/ Henry P. Doggrell
		Name:	Henry P. Doggrell
		Title:	Vice President, General Counsel/Secretary

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release issued by GTx, Inc. dated December 8, 2006